Exhibit 10(m)

Alberto-Culver Company

Summary of Agreement to Pay Expenses of

Certain Shareholders

On June 19, 2006, Alberto-Culver Company entered into an Investment Agreement (the “Investment Agreement”) with Sally Holdings, Inc., New Sally Holdings, Inc., a subsidiary of Alberto-Culver Company, New Aristotle Company, a subsidiary of New Sally Holdings, Inc. and CDRS Acquisition LLC. In connection with the signing of the Investment Agreement, certain shareholders of Alberto-Culver Company, consisting of trusts for the benefit of Leonard H. Lavin, a director of Alberto-Culver Company, and Bernice E. Lavin and their descendants, including Carol L. Bernick, the Chairman of the Board of Directors of Alberto-Culver Company (collectively, the “Lavin Family”), and a partnership whose partners are trusts for the benefit of members of the Lavin Family and Leonard H. Lavin, Bernice E. Lavin and Carol L. Bernick (collectively, the “Shareholders”), entered into a Support Agreement with Alberto-Culver Company, New Sally Holdings, Inc. and CDRS Acquisition LLC. The Shareholders will also enter into a Stockholders Agreement with New Sally Holdings, Inc. and CDRS Acquisition LLC, which will provide for, among other things, specified governance matters related to New Sally Holdings, Inc.

On June 18, 2006, Alberto-Culver agreed to pay up to $100,000 of the fees and expenses of the Shareholders relating to the negotiation of the Support Agreement and the Stockholders Agreement and matters incident to the transactions contemplated by the Investment Agreement.